Exhibit 10.3

AMENDMENT NO. 1

TO THE

CORELOGIC, INC.

DEFERRED COMPENSATION PLAN

Effective January 1, 2010, the CoreLogic, Inc. Deferred Compensation Plan (the “Plan”) is hereby amended pursuant to Plan section 9.1 as follows:

1. The following new definitions are added to Plan section 1.2, with subsections re-numbered accordingly:

“Company Contributions mean the contributions the Company makes pursuant to Plan section 3.5”

“Company Contribution Account means the bookkeeping account maintained by the Plan Committee for each Participant that is credited with Company Contributions and the any earnings, gains, and losses thereon.”

2. Article 3 is re-titled “Deferral Elections and Company Contributions.”

3. Section 3.1(c) is amended in its entirety to read as follows:

“(c) Required Deferral Amount. The amount of Compensation which an Eligible Employee may elect to defer shall be a whole percentage or a specified dollar amount which shall not exceed 80% of the Eligible Employee’s Compensation or applicable component of Compensation, and provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy Social Security tax and Medicare, income tax, employee benefit plan and other withholding requirements as determined in the sole and absolute discretion of the Plan Committee. If a Participant elects to defer a specified dollar amount from one or more eligible sources of Compensation (Base Salary, Bonuses, Commissions) and the specified dollar amount exceeds the amount of Compensation in one or more of the eligible sources of Compensation as previously elected by the Participant, a deferral of up to 80% of the Eligible Employee’s Compensation or applicable component of Compensation, consistent with the tax, withholding and benefit plan requirements set forth in the preceding sentence, shall be deemed to satisfy such previously elected specified dollar deferral.”

4. Section 3.2(c) is amended in its entirety to read as follows:

“(c) Reserved.”

5. A new Plan section 3.5 titled “Company Contributions” is added to read as follows:

“3.5 Company Contributions

(a) If the Company makes discretionary matching contributions under the CoreLogic, Inc. 401(k) Savings Plan for any Plan Year beginning after December 31, 2010, the Company also shall make contributions to the Company Contribution Accounts of Participants in this Plan equal to the amount of discretionary matching contributions the Participant would have received under the CoreLogic, Inc. 401(k) Savings Plan (the “401(k) Plan”) for the Plan Year based on deferrals under the 401(k) Plan and this Plan as if the limits in Code section 401(a)(17), the actual deferral percentage test in Code section 401(k)(3), and the contribution percentage test in Code section 401(m) did not apply, subject however to the requirements of Treasury Regulation Section 1.409A-2(a)(9). Such contributions shall be subject to the same distribution elections under Plan section 3.2(a) as the Participant’s Deferral Amounts for the Plan Year in which such contributions are earned or, if no such election was made under this Plan for the Plan Year, in a lump sum distribution on the Participant’s Payment Date.

(b) The Company may make additional contributions to the Company Contribution Accounts of Participants in this Plan in its sole discretion. Notwithstanding anything in Article 5 to the contrary, the Company may impose vesting or other conditions with respect to any Company Contributions made pursuant to this Section 3.5(b). If a Company Contribution made pursuant to this section 3.2(b) is subject to a vesting requirement of at least 12 months, then, within 30 days after a Participant obtains a legally-binding right to such contributions, he shall elect a form of distribution from among the options available under Plan section 3.2(a) other than a Scheduled Withdrawal; provided that the election is made at least 12 months in advance of the earliest date the contribution could vest. Otherwise, the contribution (and earnings attributable thereto, if any) will be distributed in a lump sum on the Participant’s Payment Date.

(c) Company Contributions for a Plan Year shall be allocated to the Company Contribution Accounts of Participants as soon as practicable after the end of the Plan Year and shall be subject to the same investment elections under Plan section 3.3 as the Participant’s Deferral Amounts for the Plan Year in which such contributions are made.”

7. Article 5 titled “Vesting” is replaced in its entirety with the following: “A Participant’s Deferral Account and Company Contribution Account shall be 100% vested at all times, subject to Plan section 3.5(b).”

8. Section 9.1(b) is replaced in its entirety with the following: “All nonqualified elective and non-elective account-based retirement plans maintained by the Company and all Participating Companies that would be aggregated with the Plan under Code section. 409A are terminated when the Plan is terminated.”

9. Section 9.1(e) is replaced in its entirety with the following: “Neither the Company nor a Participating Company establishes a new nonqualified elective or non-elective account-based plan that would be aggregated with the Plan under Code section 409A at any time within three years after the date when the Company takes all steps necessary to terminate and liquidate the Plan.”

IN WITNESS WHEREOF, CoreLogic, Inc. has duly executed this Amendment 1 this 18th day of November, 2010.

CoreLogic, Inc.

By:	/s/ Maria Nalywayko
SVP, Human Resources